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                                                               Exhibit 23(d)(9)

                      SUB-INVESTMENT MANAGEMENT AGREEMENT

   This Sub-Investment Management Agreement (this "Agreement") is entered into as of April 30, 2007, by and between Lincoln Investment Advisors Corporation, a New Hampshire corporation ("Investment Manager") and Janus Capital Management LLC, a Delaware Limited Liability Company ("Sub-Investment Manager").

   WHEREAS, the Investment Management Agreement provides that Investment Manager may engage a sub-investment manager to furnish investment information and advice to assist Investment Manager in carrying out its responsibilities under the Investment Management Agreement;

   WHEREAS, Investment Manager and the Fund desire to retain Sub-Investment Manager to render investment advisory services to Investment Manager in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, Investment Manager and Sub-Investment Manager agree as follows:

   1. Sub-Investment Management Services.

      (a) The LVIP Janus Capital Appreciation Fund (the "Fund") is a series of the Lincoln Variable Insurance Products Trust (the "Trust"). Sub-Investment Manager shall, subject always to the control of the Trust's Board of Trustees and to the supervision of Investment Manager, manage the investment and reinvestment of the assets of the Fund. Sub-Investment Manager is authorized, in its discretion and without prior consultation with Investment Manager, to buy, sell, lend, and otherwise trade in any stocks, bonds, and other securities and investment instruments on behalf of the Fund. Subject to the investment objectives, policies, and restrictions concerning the Fund set forth in the Fund's registration statement under the Investment Company Act of 1940, the Fund may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as Sub-Investment Manager shall determine. Sub-Investment Manager is responsible for compliance with the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended, applicable to the Fund.

      (b) Sub-Investment Manager shall furnish Investment Manager monthly, quarterly, and annual reports concerning transactions and performance of the Fund in such form as may be mutually agreed upon, and agrees to review the Fund and discuss the management of it. The Fund shall own and control of all the pertinent records pertaining to transactions under this Agreement. Sub-Investment Manager shall permit the financial statements, books and records with respect to the Fund to be inspected and audited by Investment Manager (and/or the independent accountants for Investment Manager or the Fund) at all reasonable times during normal business hours. Sub-Investment Manager shall also provide Investment Manager with such other information and reports as may reasonably be requested by Investment Manager from time to time.

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      (c) Sub-Investment Manager shall provide to Investment Manager a copy of
   Sub-Investment Manager's Form ADV as filed with the Securities and Exchange Commission and a list of persons who Sub-Investment Manager wishes to have authorized to give written and/or oral instructions to the Custodian of the Fund's assets.

      (d) Sub-Investment Manager agrees that it will not consult with any other sub-adviser engaged by Investment Manager with respect to transactions in securities or other assets concerning the Fund or another sub-advised fund, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates.

   2. Obligations of Investment Manager and the Fund.

      (a) Investment Manager shall provide timely information to Sub-Investment Manager regarding such matters as the cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for Sub-Investment Manager to perform its responsibilities hereunder.

      (b) Investment Manager has herewith furnished Sub-Investment Manager a copy of the Fund's registration statement currently in effect and agrees during the continuance of this Agreement to furnish Sub-Investment Manager copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. Investment Manager agrees to furnish Sub-Investment Manager with minutes of meetings of the Board of Trustees of the Trust to the extent they may affect the duties of Investment Manager, a certified copy of any financial statements or reports prepared for the Fund by certified or independent public accountants, and with copies of any financial statements or material reports made by the Fund to its shareholders or to any governmental body or securities exchange, and any further materials or information which Sub- Investment Manager may reasonably request to enable it to perform its functions under this Agreement.

   3. Custodian. Investment Manager shall provide Sub-Investment Manager with a copy of the Fund's agreement with the Custodian (the "Custodian") designated to hold the assets in the Fund and any modification thereto (the "Custody Agreement") in advance. The Fund assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement. Sub-Investment Manager shall have no liability for the acts or omissions of the Custodian which do not arise out of the acts or omissions of Sub-Investment Manager. Any assets added to the Fund shall be delivered directly to the Custodian.

   4. Proprietary Rights. Investment Manager agrees and acknowledges that Sub-Investment Manager is the sole owner of the name and mark "Janus" and that all use of any designation comprised in whole or part of Janus (a "Janus Mark") under this Agreement shall inure to the benefit of Sub-Investment Manager. Consequently, the use by Investment Manager on its own behalf or on behalf of the Fund of any Janus Mark in any advertisement or sales literature or

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other materials promoting the Fund shall be with the prior written consent of
Sub-Investment Manager. Investment Manager shall not, and Investment Manager shall use its best efforts to cause the Fund not to, without the prior written consent of Sub-Investment Manager, make representations regarding Sub-Investment Manager in any disclosure document, advertisement or sales literature or other materials promoting the Fund. Upon termination of this Agreement for any reason, Investment Manager shall cease, and Investment Manager shall use its best efforts to cause the Fund to cease, all use of any Janus Mark(s) as soon as reasonably practicable.

   5. Expenses. Except for expenses that Sub-Investment Manager has specifically assumed or agreed to pay, it shall not be responsible for the expenses of the Fund or of Investment Manager. Expenses for which Sub-Investment Manager shall not be responsible include, without limitation:
(a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund; and (c) custodian fees and expenses. Any reimbursement of advisory fees required by any expense limitation provision shall be the sole responsibility of Investment Manager. Investment Manager and Sub-Investment Manager shall not be considered as partners or participants in a joint venture. Sub-Investment Manager will pay its own expenses for the services to be provided pursuant to this Agreement to the extent not assumed by Investment Manager above, and will not be obligated to pay any expenses of Investment Manager or the Fund.

   6. Purchase and Sale of Assets. Absent instructions from Investment Manager to the contrary, Sub-Investment Manager shall place all orders for the purchase and sale of securities for the Fund with brokers or dealers selected by Sub-Investment Manager which may include brokers or dealers affiliated with Sub-Investment Manager. Purchase or sell orders for the Fund may be aggregated with contemporaneous purchase or sell orders of other clients of Sub-Investment Manager. Sub-Investment Manager shall use its best efforts to obtain execution of Fund transactions at prices which are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received. However, Sub-Investment Manager may select brokers or dealers on the basis that they provide brokerage, research, or other services or products to the Fund and/or other accounts serviced by Sub-Investment Manager. Sub-Investment
Manager may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if Sub-Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research services or products, may be viewed in terms of either that particular transaction or the overall responsibilities which Sub-Investment Manager and its affiliates have with respect to the Fund and to accounts over which they exercise investment discretion, and not all such services or products may be used by Sub-Investment Manager in managing the Fund.

   7. Compensation of Sub-Investment Manager. Investment Manager shall pay to Sub-Investment Manager a monthly fee in accordance with the fee schedule attached to this Agreement. Monthly fees shall be calculated by Investment Manager based upon the average daily net assets of the Fund (including cash or cash equivalents) for the preceding month for investment advisory services rendered during the preceding month, and shall be payable to Sub-

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Investment Manager by the fifteenth day of the succeeding month. The fee for the first month during which Sub-Investment Manager shall render investment advisory services under this Agreement shall be based upon the number of days the account was open in that month. If this Agreement is terminated, the fee shall be based upon the number of days the account was open during the month in which the Agreement is terminated.

   8. Non-Exclusivity. Investment Manager and the Fund agree that the services of Sub-Investment Manager are not to be deemed exclusive and that Sub-Investment Manager and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts. This Agreement shall not in any way limit or restrict Sub-Investment Manager or any of its directors, officers, employees, or agents from buying, selling, or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by Sub-Investment Manager of its duties and obligations under this Agreement. Investment Manager and the Fund recognize and agree that Sub-Investment Manager may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Fund. Sub-Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or Investment Manager in any way or otherwise be deemed an agent of the Fund or Investment Manager other than in furtherance of its duties and responsibilities as set forth in this Agreement.

   9. Liability.

      (a) Except as may otherwise be provided by the Investment Company Act of 1940 or federal securities laws, neither Sub-Investment Manager nor any of its officers, directors, or employees shall be subject to any liability to Investment Manager, the Fund, or any shareholder of the Fund for any error of judgment or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. Investment Manager and the Fund shall hold harmless and indemnify Sub-Investment Manager for any loss, liability, cost, damage, or expense (including reasonable attorneys fees and costs) arising from any claim or demand by any past or present shareholder of the Fund, in their capacity as shareholder, that is not based upon or does not arise from the investment advice and/or other services provided by Sub-Investment Manager pursuant to this Agreement. Investment Manager acknowledges and agrees that Sub-Investment Manager makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Sub-Investment Manager, whether public or private.

      (b) Notwithstanding anything to the contrary in sub-Paragraph (a) just above, Sub-Investment Manager agrees to indemnify the Fund, Investment Manager, the Separate Account and the Lincoln National Life Insurance Company (the "Lincoln Entities") for, and

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   hold them harmless against, any and all losses, claims, damages, liabilities
   (including amounts paid in settlement with the written consent of the Sub-Investment Manager) or litigation (including legal and other expenses) to which the Lincoln Entities, or any of them, may become subject under any statute, at common law or otherwise, insofar as those losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by the Sub-Investment Manager, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund, pursuant to the requirements of
   Section 817(h) of the Code, and the regulations issued thereunder
   (including, but not by way of limitation, Reg. Sec. 1.817-5, March 2, 1989, 54 F.R. 8730), relating to the diversification requirements for variable annuity, endowment, and life insurance contracts.

   10. Effect of Assignment, Termination of Investment Management Agreement, and Amendment. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Investment Management Agreement shall have terminated for any reason; and this Agreement shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of Investment Manager or of Sub-Investment Manager, and with the approval of Sub-Investment Manager.

   11. Effective Period; Termination. This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 10) until terminated as follows:

      (a) The Fund may at any time terminate this Agreement by giving not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to Investment Manager and Sub-Investment Manager; or

      (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund and
   (ii) a majority of the Trustees who are not interested persons of the Trust or of Investment Manager or of Sub-Investment Manager by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, Sub-Investment Manager may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder; or

      (c) Investment Manager may at any time terminate this Agreement by giving not less than 60 days' written notice delivered or mailed by certified mail, postage prepaid, to Sub-Investment Manager, and Sub-Investment Manager may at any time terminate this

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   Agreement by giving not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to Investment Manager.

      Action by the Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

      Termination of this Agreement pursuant to this Section 11 shall be without the payment of any penalty.

   12. Certain Definitions. For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

   For the purposes of this Agreement, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

   13. Certain Information. Sub-Investment Manager shall promptly notify Investment Manager in writing of the occurrence of any of the following events:

      (a) Sub-Investment Manager shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund;

      (b) Any of Sub-Investment Manager's portfolio managers for the Fund shall have changed.

   14. General.

      (a) Sub-Investment Manager may perform its services through any employee, officer, or agent of Sub-Investment Manager, and Investment Manager shall not be entitled to the advice, recommendation, or judgment of any specific person.

      (b) If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this

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   Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      (c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado exclusive of conflicts of laws.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives, all as of the day and year first above written.

                                           LINCOLN INVESTMENT ADVISORS
                                           CORPORATION

                                           /s/ Kevin Adamson
                                           -------------------------------------
                                           Name:  Kevin Adamson
                                           Title: Second Vice President

                                           JANUS CAPITAL MANAGEMENT LLC

                                           /s/ Christopher P. Wong
                                           -------------------------------------
                                           Name:  Christopher P. Wong
                                           Title: Vice President

Accepted and Agreed to by:

LVIP JANUS CAPITAL APPRECIATION
FUND,
a series of Lincoln Variable
Insurance
Products Trust

/s/ Kelly D. Clevenger
---------------------------------
Name:  Kelly D. Clevenger
Title: President

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                                  ATTACHMENT

                                    to the

                      SUB-INVESTMENT MANAGEMENT AGREEMENT

                                    between

                    LINCOLN INVESTMENT ADVISORS CORPORATION

                                      and

                         JANUS CAPITAL MANAGEMENT LLC

   Investment Manager shall pay to Sub-Investment Manager a monthly fee, calculated pursuant to Section 7 of the Agreement, as follows:

      0.40% on the first $250,000,000 of average daily net assets of the Fund; 0.35% on the next
      $500,000,000; 0.30% on the next $750,000,000; and 0.25% on any excess over
      $1,500,000,000.

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